Exhibit 31.1
I, Charles A. Jett, Jr., certify that:
1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of Emageon Inc.; and
2.	Based on my knowledge, this amendment does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report.
Date: April 29, 2008

/s/ Charles A. Jett, Jr.
Charles A. Jett, Jr.
Chairman, Chief Executive Officer and President (Principal Executive Officer)